Exhibit 99.(i)(2)

[Clifford Chance US LLP letterhead]

CONSENT OF CLIFFORD CHANCE US LLP

We hereby consent to the reference to our firm under the caption “Fund Counsel” in the Statement of Additional Information comprising a part of Post-Effective Amendment No. 22 to the Form N-1A Registration Statement of Morgan Stanley California Tax-Free Daily Income Trust, File No. 33-21803.  We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Clifford Chance US LLP

New York, New York
April 26, 2007